Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZYLA LIFE SCIENCES

(a Delaware corporation)

Article I
NAME

The name of the corporation is Zyla Life Sciences (the “Corporation”).

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 10,000, and each such share shall have a par value of $0.0001.

Article V
DIRECTORS

Section 5.1            Number. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), the number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.

Section 5.2            Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VI
EXISTENCE

The Corporation shall have perpetual existence.

Article VII
AMENDMENT

Section 7.1            Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2            Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (subject to the provisions of any Preferred Stock Designation).

Article VIII
LIABILITY OF DIRECTORS

Section 8.1            No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 8.2            Amendment or Repeal. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

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IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.

Dated: _______________

By:
Name:
Title:

Signature Page to Fifth Amended and Restated Certificate of Incorporation of Zyla Life Sciences